Exhibit 10.3

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (the "Agreement") is entered into as of this 31st day of January, 2022 (the "Effective Date"), by and between EDSCO Holding Company, LLC ("Seller") and Anthem Anchor Bolts & Fasteners, LLC ("Buyer"). Seller and Buyer may be collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS

A.	Seller is the owner of certain equipment and inventory, as more particularly identified on Exhibit A attached hereto and incorporated herein by reference (the ''Assets").

B.	Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, upon the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.	Purchase and Sale of Assets.
a.	Assets. On the Closing Date (as defined below in Section 2), Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase, accept, and pay for all right, title, and interest in and to the Assets, for a total purchase price of Four Hundred Seventy-Seven Thousand Nine Hundred Eighteen and 52/100 Dollars ($477,918.52) (the "Purchase Price") according to the terms set forth in Section I (b) below.
b.	Payment for Assets. On the Closing Date, Buyer shall deliver the Purchase Price to Seller in readily available funds.
c.	Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes (including tax and financial accounting) at the values set forth on Exhibit A, and shall be properly and timely reported by both parties using IRS Form 8594 (or such other form as is proper). Buyer and Seller shall file all returns, declarations, reports, information returns and statements and other documents relating to taxes (including any amended returns and claims for refund) in a manner consistent with Exhibit A.

2.	Closing
a.	Closing Date. The closing and consummation of the transactions contemplated by this Agreement (the "Closing") shall take place electronically on January 31, 2022, and delivery of the original documents via FedEx or other overnight courier the next business day, or such other date as the Parties may mutually determine. "Closing Date" means the date of the exchange of documents via email.
b.	Deliveries. On or before the Closing Date: (A) Seller shall: (I) deliver to Buyer a bill of sale substantially in the form attached hereto as Exhibit B (the "Bill of Sale") to transfer and vest in Buyer good and marketable title to the Assets, free and clear of all liens and encumbrances; and (2) make the Assets available to the Buyer at Seller's location; and (B) Buyer shall deliver to Seller the Purchase Price. Buyer shall arrange promptly to take possession of the Assets.

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3.	Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date.
a.	Organization of Seller and Authorization of Transaction). Seller is a Limited Liability Company. duly organized and in good standing in the State of Delaware. Seller has full power and authority, including full company power and authority, to execute and deliver this Agreement and to perform and consummate, its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.
b.	Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, immediately or with the passage of time: (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller or the Assets are subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Assets are subject.
c.	Consents. No approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Seller of the transactions contemplated by this Agreement.
d.	Title to Assets. Seller has good and marketable title to the Assets, free and clear of all security interests, liens and encumbrances. Other than as expressly set forth herein, the Assets arc being sold "as-is" "where-is" with no representations or warranties of any kind. None of the Assets (i) is property which is required to be treated as being owned by any other person including pursuant to the so-called "safe harbor lease" provisions of former section I 68(f)(8) of the Code; or (ii) directly or indirectly secures any debt. Seller is not a "foreign person" (as the quoted term is defined in section 1445(()(3) of the Code). The transactions contemplated by this Agreement are not subject to the tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code, or of any other comparable provision of law.
e.	Litigation. Neither Seller nor the Assets, in whole or in part: (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would limit, restrict or prevent consummation of the transactions contemplated hereby; or (B) is a party or the subject of, or is, to Seller's knowledge, threatened to be made a party to, or the subject of, any action, suit, proceeding, hearing, or investigation ot: in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would, if determined adversely to Seller: ( I) limit, restrict or prevent consummation of the transactions contemplated hereby; or (2) cause any representation or warranty of Seller herein to be not true.
f.	Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated or for which a lien or encumbrance could be placed on the Assets.
g.	Adequacy and Maintenance. Buyer acknowledges that, other than as expressly set forth herein, the Assets are being sold "as-is" "where-is" with no representations or warranties of any kind; and, Seller, expressly sets forth that Seller has no actual knowledge of any material defect or inoperability, or damage outside of ordinary wear and tear.
h.	Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date.
a.	Organization of the Seller/ Authorization of Transaction. The Buyer is an Indiana limited liability company, duly organized and existing in the State of Indiana. Buyer has full power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform and consummate its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person(s), or government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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b.	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, immediately or with the passage of time: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; or (B) conflict with, result in a breach ot: constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound.
c.	Consents. No approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Buyer of the transactions contemplated by this Agreement.
d.	Litigation. Buyer is not: (A) subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would limit, restrict or prevent consummation of the transactions contemplated hereby; or (B) a party, or, to the knowledge of Buyer's officers, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would, if determined adversely to Buyer: (I) limit, restrict or prevent consummation of the transactions contemplated hereby; or (2) cause any representation or warranty of Seller herein to be not true.
e.	Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5.	Continuing Obligations. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the sale and purchase of the Assets described in Section I above. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 6 below). Without limiting the foregoing, Seller shall from time to time at the request of Buyer and without further consideration, execute and deliver such instruments of transfer, conveyance, and assignment in addition to those delivered hereunder, and will take such other actions as Buyer may request from time to time, to more effectively transfer, convey, and assign to and vest in Buyer, and to put Buyer in possession of, all or any portion of the Assets.

Seller shall pay all federal, state and local sales, documentary, sates and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets whether imposed by law on Seller or Buyer and Seller shall indemnify, reimburse and hold harmless Buyer in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. All utilities, license fees and other charges regarding Seller's operation of the Assets shall be prorated as of the Closing Date.

6.	Indemnification.
a.	Seller shall indemnify and hold Buyer harmless from any and all losses, claims, liabilities, damages, obligations, liens, encumbrances, costs and expenses, including reasonable attorney fees, pretrial, trial and appellate, and court costs (collectively being "Damages"), that are suffered or incurred by Buyer or the Assets, in whole or in part, from time to time, and arise as a result of any breach of the covenants, warranties or representations of this Agreement or the Bill of Sale by Seller.
b.	Buyer shall indemnify and hold Seller harmless from any and ail Damages that are suffered or incurred by Seller, in whole or in part, from time to time, and arise as a result of: (A) any breach of the covenants, warranties or representations of this Agreement or the Bill of Sale by Buyer; or (B) Buyer's ownership and utilization of the Assets on and after the Closing Date.

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7.	Restrictive Covenants. Buyer acknowledges and agrees that by virtue of its purchase of the Assets, Buyer is capable of adversely impacting the existing relationships of Seller, its subsidiaries and affiliates with their customers, suppliers, consultants, Buyers, or agent. Buyer acknowledges that Seller has a legitimate interest in protecting these relationships against solicitation and/or interference by Buyer for a reasonable period of time following the Closing Date. Accordingly, the parties agree that the covenants described in this Section 7 shall apply for a period of twenty-four (24) months following the Closing Date (the "Restricted Period"). Buyer further acknowledges that the covenants in this Section 7 arc intended to protect and preserve the legitimate business interests of Seller, its subsidiaries and affiliates and that the Purchase Price includes fair consideration for these covenants. Buyer further acknowledges and agrees that breach by Buyer of' these provisions will cause Seller, its subsidiaries and affiliates irreparable injury and damage that cannot be reasonably or equitably compensated by monetary damages and therefore Buyer expressly agrees that Seller shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Section 7 in addition to other remedies legally available to it.

a.	Buyer shall not without the prior written consent of Seller, during the Restricted Period, carry on any activity anywhere within the territory or territories in which Seller operates that competes in whole or in part with the business of Seller as it pertains to either the "Products" or "Customers" listed and defined in Exhibit C hereto, including but not limited to engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with any business whose products or activities compete in whole or in part with the Products or Customers of Seller.
b.	Buyer shall not without the prior written consent of Seller, during the Restricted Period, directly or indirectly solicit, participate in or promote the solicitation of or interfere with or attempt to otherwise affect the employment of any person who was or is employed by Seller, its subsidiaries or affiliates on the Closing Date or thereafter. Seller expressly consents to the Buyer hiring the employees of Seller from its location at 300 East Railroad Street, Waterloo, Indiana 46793, specifically including: Kevin Welker, Operation Manager; Todd McAfee, Sales; Sean Gowthrop, Office Manager; Phillip Knepper, Production/ Lead Welder; Austin Parker, Production; and, Bryce Tibbetts, Production.
c.	Buyer shall not without the prior written consent of Seller, during the Restricted Period, directly or indirectly solicit any person or entity who as of the Closing Date is a customer (as listed in Exhibit C hereto), supplier, consultant or agent to Seller, its subsidiaries or affiliates, to discontinue business with Seller or its subsidiaries or affiliates and/or move that business elsewhere or otherwise change an existing relationship with the Seller, its subsidiaries or affiliates.

8.	Entire Agreement. Waiver and Modification. This Agreement sets forth the entire understanding of the Parties concerning the subject matter hereof and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No purported waiver by any Party of any default by another Party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving Party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any Party unless in writing and signed by the Party to be charged.

9.	Notices. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given at the earlier of; (A) actual delivery, when delivered in person; (B) the next business day following a complete successful facsimile transmission to the appropriate number first set forth above; (C) the next business day if sent via overnight express courier (e.g., FedEx) to the Party's address first set forth above; or (D) three (3) business days after being sent by certified United States mail, return receipt requested, postage prepaid, to the Party's address first set forth above. Either Party may change its address for notices or facsimile phone number in the manner set forth herein.

10.	Captions. The captions and paragraph numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

11.	Applicable Law. This Agreement shall be construed and governed under and by the laws of the State of Indiana for contracts entered and to be performed within Indiana.

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12.	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

13.	Attorney's Fees. In the event any litigation, mediation, arbitration, or controversy between the Parties hereto arises out of or relates to this Agreement, the prevailing Party in such litigation, mediation, arbitration or controversy shall be entitled to recover from the other Party all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate proceedings or any post-judgment collection proceedings.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

15.	Survival. Sections 5, 6, 7 and 9 through 15 shall survive the Closing and shall continue in full force and effect thereafter.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Seller:	Buyer:

EDSCO HOLDING COMPANY, LLC	ANTHEM ANCHOR BOLTS & FASTENERS LLC

/s/ Cullen Johnson	/s/ Timothy E. Evans
By: Cullen Johnson	By: Timothy E. Evans
Title: President	Title: President

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